UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

May 20, 2016

THE MADISON SQUARE GARDEN COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-36900	47-3373056
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Two Penn Plaza New York, NY	10121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 465-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On May 20, 2016, a subsidiary of The Madison Square Garden Company (collectively with its subsidiaries, “MSG”) entered into an agreement with a subsidiary of Las Vegas Sands Corp. (collectively with its subsidiaries, “Sands”) pursuant to which MSG will develop and construct a venue with a capacity of at least 16,000 seats on a parcel of land in Las Vegas, Nevada owned by the Sands that MSG will lease under a 50 year lease agreement. The venue, which will be built specifically for music and entertainment, will be owned by MSG and connected directly to the Venetian/Palazzo/Sands Expo complex by a pedestrian bridge to be constructed as part of the project.

Sands will receive priority access to purchase tickets to events at the venue for inclusion in hotel packages or other uses, as well as certain rent-free use of the venue to support its expo center business. The ground lease will have no fixed rent; however, if certain return objectives are achieved, the Sands will receive 25% of the after-tax cash flow in excess of such objectives. In addition, Sands will provide MSG with $75 million to help MSG fund the construction costs of the project, including the cost of the pedestrian bridge. Additionally, the parties will provide each other with mutual marketing support and related benefits.

The obligation of MSG and Sands to execute the lease and proceed with the project is subject to certain governmental approvals and other conditions, and there can be no assurance that MSG will enter into the lease or that the project will be completed on the basis contemplated or at all.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MADISON SQUARE GARDEN COMPANY (Registrant)

By:	/s/ David J. O’Connor
	Name:	David J. O’Connor
	Title:	President and Chief Executive Officer

Dated: May 25, 2016

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